Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-108410; Form S-8 Nos. 333-99947, 333-103899, 333-105649, 333-135493, 333-160989 and 333-176013) of Gen-Probe Incorporated and in the related Prospectus of our reports dated February 23, 2012, with respect to the consolidated financial statements and schedule of Gen-Probe Incorporated and the effectiveness of internal control over financial reporting of Gen-Probe Incorporated, included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

San Diego, California

February 23, 2012